Exhibit 10.1

AMENDMENT NO. 2 TO
AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Purchase Agreement (defined below) is made and entered into as of the 17th day of July, 2009 by and between InterAmerican Acquisition Group, Inc., Sing Kung Ltd., Cho Kwan and certain other stockholders named therein.  Capitalized terms used but not defined herein have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, the parties to this Amendment entered into an Amended and Restated Stock Purchase Agreement dated as of May 15, 2008 as amended by Amendment No. 1 thereto on November 28, 2008 (the “Purchase Agreement”).

WHEREAS, the parties hereto desire to amend the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Section 1.2(i) of the Purchase Agreement is hereby amended by deleting such provision in its entirety and replacing in lieu thereof the following:

“(i)	certificates representing 19,834,417 of CNC’s common shares, par value $0.0001 per share (“CNC Common Stock”), to be delivered to the Stockholders.”

2.
 The first paragraph and following two tables contained in Section 1.3 of the Purchase Agreement are hereby amended by deleting such paragraph and tables in their entirety and replacing in lieu thereof the following:

“Earn-Out Agreement.  So long as the Net Income of CNC, on a consolidated basis, achieves or exceeds the Threshold Net Income (as defined below) targets (as set forth below) calculated for the period of January 1 to the succeeding December 31, ending on December 31 in each of 2009, 2010, 2011, 2012 and 2013, the Stockholders shall receive the number of shares of CNC Stock set forth below with respect to such year (the “Incentive Shares”).  The payment of these additional shares is in exchange for the Sing Kung Stock and is not contingent upon the continued employment or other relationships of the Stockholders with any entity.  If the respective target is achieved or exceeded, such additional shares shall be issued 15 days following the issuance of the audit report for CNC for such fiscal year.  The value of shares payable under this Section 1.1 shall also be available for indemnification pursuant to ARTICLE X.

Threshold Net Income Targets for 12 Months Ending
December 31 2009	December 31 2010	December 31 2011	December 31 2012	December 31 2013
$15,000,000	$19,500,000	$25,350,000	$32,955,000	$42,841,500

Shares Issuable Upon Achieving or Exceeding the Respective Threshold Net Income Targets
December 31 2009	December 31 2010	December 31 2011	December 31 2012	December 31 2013
2,000,000	2,000,000	2,100,000	2,100,000	2,100,000

3.	Section 1.4(i)b. and Section 1.4(ii) of the Purchase Agreement are hereby deleted in their entirety.

4.	Sub-paragraphs (ii) and (iii) of Section 5.2(a) are hereby amended by deleting each such provision in its entirety and replacing in lieu thereof the following:

(ii)
As of the Closing, the authorized capital stock of CNC will include 100,000,000 common shares and 25,000,000 shares of preferred stock, of which 100 common shares will be issued and outstanding and held by IAG, and no shares of preferred stock will be issued and outstanding.  As of the Closing, there will be no options, warrants or rights (other than as contemplated by this Agreement, including the options and warrants of IAG assumed by CNC in the IAG Merger) to acquire any capital stock of CNC

(iii)
Upon the merger of IAG with and into CNC, for the purpose of re-domestication into the BVI, (i) the 7,055,850 outstanding shares of IAG common stock (after giving effect to 55,850 management warrants to purchase IAG common stock for $0.01 per share), will be converted into  6,250,000 CNC Class A Preferred Shares and 1,305,850 CNC common shares, (ii) the 100 shares of CNC common stock to be issued and outstanding as of the IAG Merger will be extinguished as a contribution to capital, and (iii) there will be assumed the obligation to issue CNC Class A Preferred shares upon exercise of the currently outstanding IAG warrants having an exercise price of $5.00, provided that no more than 5,750,000 of such warrants remain outstanding at closing.

5.	Section 6.21 is hereby deleted in its entirety.

6.	Sub-paragraphs (d), (e) and (i) of Section 7.1 are hereby amended by deleting each such provision in its entirety and replacing in lieu thereof the following:

(d)
except for issuance of the CNC Class A Preferred Shares as required pursuant to the provisions of Section 5.2(a) and the exchange offer to Sing Kung Class A Preferred Shareholders, or to reorganize for the purpose of redomestication or upon exercise of options, not issue any shares of capital stock of IAG and CNC (when established) or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of IAG and CNC (when established) or any options therefore or any securities convertible into or exchangeable for capital stock of IAG and CNC (when established) or enter into any agreements in respect of the ownership or control of such capital stock;

(e)
except for a dividend of up to $4.85 per share payable upon or shortly following Closing (the “Closing Dividend”) to the shareholders of IAG who (x) do not exercise their conversion rights, or (y) do not receive their pro rata portion of the trust account (approximately $7.85 per share) as a result of a Permitted Repurchase (as defined in Section 7.1(i) below), and subject to the provision that the IAG founding shareholders holding 1,250,000 IAG common shares and options to purchase an additional 55,850 IAG common shares shall have waived their rights to such Closing Dividend, not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of IAG and CNC  or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates (other than to pay previously agreed administrative fees as disclosed in IAG’s prospectus and to reimburse IAG’s officers and directors for reasonable out-of-pocket expenses incurred in the ordinary course of business) or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of IAG and CNC (when established);

(i)
except for share repurchases from IAG shareholders at or promptly following the Closing (or other agreements and commitments having a similar economic purpose) that are in furtherance of the objective of effecting the Closing (a “Permitted Repurchase”), not to make any payments or commitments to make outside the ordinary course of business; and

    7. A new Section 7.11 shall be added to the Purchase Agreement as follows:

7.11    Capital Structure Modifications.  Prior to the Closing, IAG shall take such actions as required to reduce the number of warrants outstanding and make such other changes as are necessary to ensure that the representations regarding capital structure set forth in Section 5.2 (a) are true and correct as of the Closing.

   8.  Section 8.8 is hereby deleted in its entirety.

9.	A new Section 9.4(n) shall be added to the Purchase Agreement as follows:

“9.4(n)  Modifications to Sing Kung Class A Preferred Stock Terms.  The Memorandum and Articles of Association of Sing Kung and the Investor Rights Agreement between Sing Kung and the holders of Sing Kung’s Class A Preferred Shares shall have been modified and such other actions take to ensure, to the satisfaction of IAG, that the (i) redemption rights of the Sing Kung Class A Preferred that are triggered by the passage of time are extinguished, (ii) the automatic conversion of Sing Kung Class A Preferred Shares into Sing Kung Common Shares is extinguished and (iii) that the transaction contemplated by this Agreement is deemed a Qualifying Business Combination for all continuing purposes affecting the Sing Kung Class A Preferred Shares.

10.	The defined term “CC Adjustment Shares” contained in Section 12.1 of the Purchase Agreement shall be deleted.

11.
The defined term “Class A Preferred Share” shall be added to Section 12.1 of the Purchase Agreement and it means one share of CNC Class A Cumulative Convertible Preferred Stock of CNC having the rights and designations set forth in the term sheet attached hereto as Amendment No. 2 – Exhibit 1 and in final form satisfactory to IAG.”

12.   Section 13.13 is hereby amended by deleting such section in its entirety and replacing in lieu thereof the following:

“13.13           Exchange Offer.  The Parties agree that the exchange offer of IAG (through CNC) for the remaining common shares of Sing Kung shall be for 1,076,070 common shares of CNC and the exchange offer for the Sing Kung preferred stock shall be for 5,371,548 Class A Preferred Shares of CNC.”

13.	Except as expressly amended by this Amendment, the parties agree that all other provisions of the Purchase Agreement remain unchanged and that the Purchase Agreement remains in full force and effect.

14.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to the Purchase Agreement to be executed as of the dates written below.

Agreed and accepted by:
SING KUNG LTD on behalf of itself and STOCKHOLDERS

By: /s/ Gong Li
Name:  Gong Li
It’s: authorized signatory for all Stockholders
Date:  July 17, 2009

Agreed and accepted by:
INTERAMERICAN ACQUISITON GROUP INC.

By: /s/ William C. Morro
Name: William C. Morro
Its:   Chief Executive Officer
Date:  July 20, 2009

Amendment No. 2 – Exhibit 1

Rights and Designations of CNC Cumulative Convertible Class A Preferred Stock (“Class A Preferred”)
Liquidation Preference	Liquidation Preference Value is the IAG Net Price plus the value of all accrued and unpaid dividends.
Class A Preferred Dividends

Dividends on Class A Preferred shares will accrue quarterly and, if payment is declared by the CNC Board of Directors, shall be paid in cash within 10 business days following the end of each calendar quarter beginning December 31, 2009. Dividends shall be cumulative, and any accrued but unpaid dividends shall add to the liquidation preference value.

The annual dividend rate is initially established at 7 % of the Liquidation Preference Value, with the adjustments in the rate indexed to changes in the $US-RMB exchange rate in effect on the last U.S. business day of the quarter.  Base exchange rate = RMB 6.8340/$1.00.  Other than adjustments to reflect exchange rate changes, stock splits and reverse splits and similar occurrences, the quarterly dividend will not change.

If cash dividends are not paid for any reason, whether or not such payment would have been lawful, the unpaid dividend amount will accrue and be added to the Liquidation Preference.

Conversion of CNC Preferred Shares

Holders of Class A Preferred Shares may convert some or all of such shares to CNC common shares at any time by giving notice to the company.  The conversion ratio will be one CNC common share for each Class A Preferred Share.  At the time of conversion, any accrued but unpaid dividends outstanding on the converted shares must be applied to purchase additional CNC common shares at the then-current market price of CNC common shares, such price to be determined by averaging the closing price of CNC common shares on the 10 trading days preceding the date of conversion.

Conversion of the Class A Preferred Shares to common shares will be automatic upon the earlier to occur of (i) the date on which the CNC common shares have traded for 10 out of any 20 consecutive trading days at or above the IAG Net Price plus $2.00 per share on average daily volume of 3% of the outstanding common shares or (ii) following the delivery of US GAAP audited financial statements demonstrating that the Company has achieved a net operating income of $25,000,000 for any fiscal year beginning with fiscal year 2009.

The Class A Preferred Shares will be subject to customary anti-dilution provisions, including adjustment of the conversion price for stock splits, reverse splits and other such occurrences.  The Class A Preferred Shares will also have the same protections from Dilutive Issuances (as defined in the Sing Kung Memorandum and Articles of Association) as the Sing Kung Memorandum and Articles of Association currently provide to Sing Kung’s  preferred shareholders.

Redemption

The Class A Preferred Shares may be redeemed by the Company  (a “Company Redemption”) for:
- The higher of the Liquidation Preference Value or value if converted in the event that the Company undergoes a Fundamental Change, provided that the holders of the Class A Preferred Shares are first notified of the Fundamental Change and have not less than seven (7) days to convert their shares to common shares: or
- 1.2 times Liquidation Preference value at any time upon 60 days written notice.
A Company Redemption of less than all of the Class A Preferred Shares shall apply pro rata to all Class A Holders.

Holders of Class A Preferred Shares may demand redemption of some or all of their Class A Preferred shares at the higher of Liquidation Preference Value or value as-if-converted in the event that the Company undergoes a Fundamental Change.  The holders of Class A Preferred shall also have the right to demand redemption (in whole or in part) at any time after the 4th/ anniversary of the consummation of the IAG transaction at Liquidation Preference Value, provided that this 4-year redemption right shall be extinguished if CNC raises Qualifying Equity Capital of $25 million or more prior to the redemption date..

Qualifying Equity Capital means the aggregate gross proceeds from (i) any issuance of common or preferred stock issued after the closing date of the IAG transaction that has a liquidation preference that is pari pasu or subordinate to that of the Class A Preferred and does not incorporate redemption terms more favorable to the holders than those of the Class A Preferred, plus (ii) the Liquidation Preference Value of all Class A Preferred issued to the IAG public shareholders that remains outstanding 30 days following the closing of the IAG transaction.

A Fundamental Change means that the Company: has undergone a Change in Control; is involved in a merger transaction that results in its common shares no longer being publicly traded; it fails to maintain its U.S. securities registration as a public company; files for bankruptcy, or is judged insolvent; initiates liquidation proceedings; etc.

Registration

Class A Preferred Shares will be registered in conjunction with the consummation of the IAG transaction, and the Company will register and maintain the registration of both the Class A Preferred shares and underlying common shares in the United States as long as any Class A Preferred remains outstanding.

Governance Rights

Class A Preferred Holders will have the right initially to appoint 4 of 7 members to the CNC board of directors.  The number of directors that may be appointed by the Class A Preferred Holders shall be automatically reduced on each anniversary of the consummation of the business combination with CNC (the “Measurement Date”) as follows:

If on the Measurement Date the market value of the Class A Preferred Shares expressed as a percentage of total equity market value of the Company is in the ranges shown below, the number of directors that may be appointed by the Class A shares shall be reduced to the number shown:

Threshold Percent:     ≥50%    49%-35%    34%-20%    19%- 10%

Directors Appointed:      4               3                   2                  1

Once reduced, the number of directors that may be appointed by the Class A Preferred Holders may not be increased.  If the market value percentage of Class A Preferred Shares falls below 10% of the total equity market value on a Measurement Date, or if all of the Class A Preferred Shares are converted or redeemed, then the Class A Preferred Shares shall lose the right to appoint any members of the board of directors.

Other Protective Provisions

The Class A Preferred shall have the right to vote with the common shares on an as-if-converted basis on all matters on which the common shareholders are entitled to vote.

The Company shall pay no dividends on common shares or preferred shares junior in priority to the Class A Preferred as long as 2 million or more Class A Preferred Shares remain outstanding.

No equity securities may be issued that have a liquidation preference that is senior to that of the Class A Preferred.

The dividend rate will be adjusted to offset the effect of any stock splits, reverse splits or similar occurrences.

No changes in the rights of the Class A Preferred (that are adverse to the interests of Class A Preferred Holders) may be made without the affirmative vote of a majority of outstanding Class A Preferred Shares.